Exhibit 10.79
AMENDMENT NO. 3
TO
PENSION EXCESS BENEFIT PLAN OF THE CHUBB CORPORATION
(EFFECTIVE AS OF JANUARY 1, 2008)

WHEREAS, The Chubb Corporation or (“Chubb” or the “Company) maintains the Pension Excess Benefit plan of The Chubb Corporation (the "Pension Excess Plan" or the “Plan”); and
WHEREAS, the Company reserved the right to amend the Plan under Section 8.1 thereof; and
WHEREAS, pursuant to the charter of the Employee Benefits Committee (the "Committee") adopted by the Company on June 12, 2008, the Committee has the authority to approve amendments to the Plan, provided the Committee determines the amendment is necessary or desirable and does not increase the costs of the Plan to the Company or a Participating Employer in the Plan, by more than $250,000 on an annual basis.
NOW, THEREFORE, the Pension Excess Plan is amended as follows:
1.Effective January 1, 2012, Section 5.4 of the plan is amended to read in its entirety:
"If a Participant receives a Pre-2005 Excess Benefit as a deferred lump sum or in installments, the unpaid benefit shall be credited with interest based on the Applicable Interest Rate as defined in the Qualified Plan re-determined for each Plan Year in which there is an unpaid benefit, but in no event less than 4% in any Plan Year. If a payment of a Participant’s Post-2004 Excess Benefit is deferred because the Participant is a Specified Employee, such lump sum shall be increased by 2.5% to reflect such delay in payment."
2.Effective as of January 1, 2012, including with respect to elections made pursuant to Section 5.3 with respect to Pre-2005 Excess Benefits that have not yet commenced payment, Section 5.3 is amended so that the words “sixty-six and two-thirds percent (66 2/3%)” are replaced by the words “seventy-five percent (75%)” in the second paragraph thereof.
IN WITNESS WHEREOF, the Employee Benefits Committee has caused this amendment to be duly executed on this 26th day of July     , 2011.

EMPLOYEE BENEFITS COMMITTEE

By: